Exhibit 5.2

DEPRTMENT OF THE TREASURY
INTERNAL REVENUE SERVICE
P.O. BOX 2508
CINCINNATI, OH 45201

Date: December 16, 2011            Employer Identification Number:
16-1387862
DLN:
17007044010068
QUEST DIAGNOSTICS INC            Person to Contact:
ONE MALCOLM AVE                 RUDOLPH A BOLDREGHINI    ID# 31070
TETERBORO, NJ 07608            Contact Telephone Number:
(513) 263-3967
Plan Name:
THE PROFIT SHARING PLAN OF QUEST
DIAGNOSTICS INCORPORATED
Plan Number: 333
Dear Applicant:
We have made a favorable determination on the plan identified above based on the information you have supplied. Please keep this letter, the application forms submitted to request this letter and all correspondence with the Internal Revenue Service regarding your application for a determination letter in your permanent records. You must retain this information to preserve your reliance on this letter.
Continued qualification of the plan under its present form will depend on its effect in operation. See section 1.401-1(b)(3) of the Income Tax Regulations. We will review the status of the plan in operation periodically.
The enclosed Publication 794 explains the significance and the scope of this favorable determination letter based on the determination requests selected on your application forms. Publication 794 describes the information that must be retained to have reliance on this favorable determination letter. The publication also provides examples of the effect of a plan's operation on its qualified status and discusses the reporting requirements for qualified plans. Please read Publication 794.
This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.
This determination letter gives no reliance for any qualification change that becomes effective, any guidance published, or any statutes enacted, after the issuance of the Cumulative List (unless the item has been identified in the Cumulative List) for the cycle under which this application was submitted.
This letter may not be relied on after the end of the plan's first five-year remedial amendment cycle that ends more than 12 months after the application was received. This letter expires on January 31, 2013. This letter considered the 2006 Cumulative List of Changes in Plan Qualification Requirements.
This determination letter is applicable for the amendment(s) executed

Letter 2002 (DO/CG)

QUEST DIAGNOSTICS INC

on 12/21/10 & 11/19/10.
This determination letter is also applicable for the amendment(s) dated on 12/22/09 & 12/23/08.
This determination letter is also applicable for the amendment(s) dated on 12/19/07 & 12/23/08.
This determination is subject to your adoption of the proposed amendments submitted in your letter dated 6/22/11. The proposed amendments should be adopted on or before the date prescribed by the regulations under Code section 401(b).
This plan satisfies the requirements of Code section 4975(e)(7).
Based on the information you have supplied, you are a participating employer in a multiple employer plan under section 413(c) of the Code.
This letter supersedes our letter dated on or about October 22, 2011.
The information on the enclosed addendum is an integral part of this determination. Please be sure to read and keep it with this letter.
We have sent a copy of this letter to your representative as indicated in the Form 2848 Power of Attorney or appointee as indicated by the Form 8821 Tax Information Authorization.
If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.
Sincerely,

/s/ Andrew E. Zuckerman

Andrew E. Zuckerman
Director, EP Rulings & Agreements
Enclosures:
Publication 794 Addendum

Letter 2002 (DO/CG)

QUEST DIAGNOSTICS INC

This letter is also applicable to the amendments dated 12/21/06, 3/14/06, 12/18/03 and 4/28/03.
This determination letter does not apply to the plan provisions that are intended to conform to the Puerto Rico Internal Revenue Code.

Letter 2002 (DO/CG)